Investor Contact:
Daniel Fidell
609-561-9000 x7027
dfidell@sjindustries.com

Media Contact:
Dominick DiRocco
609-561-9000 x4262
ddirocco@sjindustries.com

SJI Reports First Quarter 2021 Results
Investor Day To Provide Long-Term Growth Outlook

FOLSOM, NJ (May 5, 2021) - SJI (NYSE: SJI) today reported operating results for the first quarter ended March 31, 2021. Highlights include:
▪Q1 2021 GAAP earnings of $1.26 per diluted share compared to $1.09 per diluted share in 2020
▪Q1 2021 Economic Earnings* of $1.26 per diluted share compared to $1.15 per diluted share in 2020
▪First quarter results reflect increased profitability from Utility and Non-Utility operations partially offset by impact of financing activities
▪Successful execution of key regulatory initiatives -- positive resolution of SJG/ETG Energy Efficiency proposals and approval of ETG conservation incentive program (CIP)
▪Decarbonization goals announced in April targeting 70% reduction in emissions by 2030 and 100% by 2040, with at least 25% of capital spending annually in support of sustainability investments
▪Virtual Investor Day on May 6 to provide strategic plan for long-term growth and guidance metrics
"Thanks to the continuing dedication of our talented team through the pandemic, we were able to deliver positive first quarter results and are off to a solid start to begin 2021," said Mike Renna, SJI President and Chief Executive Officer. "We remain committed to delivering safe, reliable, affordable clean energy to our more than 700,000 customers and achieving our sustainability goals through critical energy infrastructure investments. We look forward to sharing our vision for SJI as a leading 21st century clean energy infrastructure company during our Investor Day on May 6," added Renna.

	Three Months Ended March 31, 2021				Three Months Ended March 31, 2020
	GAAP	GAAP	Economic	Economic	GAAP	GAAP	Economic	Economic
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
Utility	$121.6	$1.19	$121.6	$1.19	$107.7	$1.16	$108.9	$1.18
Non-Utility	$16.2	$0.16	$16.1	$0.16	$5.8	$0.06	$6.4	$0.07
Other	$(9.1)	$(0.09)	$(8.8)	$(0.09)	$(12.4)	$(0.13)	$(8.5)	$(0.09)
Total - Continuing Ops	$128.8	$1.26	$128.9	$1.26	$101.1	$1.09	$106.8	$1.15
Average Diluted Shares		101.9		101.9		92.6		92.6
*Non-GAAP, see "Explanation and Reconciliation of Non-GAAP Financial Measures."
Note: Earnings and average shares outstanding are in millions. Amounts and/or EPS may not add due to rounding.

First Quarter 2021 Results
For the three-month period ended March 31, 2021, SJI reported consolidated GAAP earnings of $128.8 million compared to $101.1 million in the prior year period.
SJI uses the non-GAAP measure of economic earnings when discussing results. We believe this presentation provides clarity into the continuing earnings of our business. A full explanation and reconciliation of economic earnings is provided under “Explanation and Reconciliation of Non-GAAP Financial Measures” later in this report and in our 10-K for the year ending December 31, 2020. `
For the three-month period ended March 31, 2021, economic earnings were $128.9 million compared to $106.8 million in the prior year period.
UTILITY
Utility entities include South Jersey Gas (SJG) and Elizabethtown Gas (ETG). First quarter 2021 GAAP earnings were $121.6 million compared with $107.7 million in 2020. First quarter 2021 economic earnings were $121.6 million compared with $108.9 million in 2020.
South Jersey Gas
Performance. First quarter 2021 GAAP earnings were $83.6 million compared with $70.5 million in 2020. First quarter 2021 economic earnings were $83.6 million compared with $71.7 million in 2020. First quarter 2020 economic earnings reflected a one-time tax adjustment. Utility margin increased $16.7 million, reflecting rate relief effective October 1, 2020, customer growth and the roll-in of investments from infrastructure replacement programs. We define utility margin, a non-GAAP measure, as natural gas revenues plus depreciation and amortization expenses, less natural gas costs, regulatory rider expenses and related volumetric and revenue-based energy taxes. Total expenses increased $4.8 million, primarily reflecting higher interest and depreciation expenses.
Customer Growth. SJG added approximately 7,000 new customers over the last 12 months and now serves approximately 407,000 customers. SJG’s 1.8% customer growth rate compares favorably to the peer average and remains driven by gas conversions from alternate fuels such as oil and propane.
Infrastructure Modernization. Through infrastructure replacement programs, SJG enhances the safety and reliability of our system while earning our authorized utility return on approved investments in a timely manner.
•SJG's Accelerated Infrastructure Replacement Program (AIRP) authorizes investment of $302.5 million from 2016-2021 for important infrastructure replacement upgrades. Our most recent annual investment of approximately $60 million from July 2019 to June 2020 was rolled into rates on October 1, 2020.
•SJG's Storm Hardening and Reliability Program (SHARP) authorizes investment of $100 million from 2018-2021 for four projects to enhance the safety, redundancy and resiliency of the distribution system along our coastal communities. Our most recent annual investment of approximately $30 million from July 2019 to June 2020 was rolled into rates on October 1, 2020.
Energy Efficiency. In April, the NJBPU authorized an expansion of SJG's energy efficiency programs for three years, beginning in July 2021, with proposed investments totaling $133 million. Since 2009, SJG has invested more than $120 million in energy efficiency programs. This program represents a commitment to the State’s climate priorities, advancing New Jersey’s clean energy goals in a manner that will benefit customers, the environment and the State’s green economy. The program is expected to result in $177 million in customer bill savings, over 500,000 tons in avoided CO2 emissions, and the creation of more than 2,500 jobs over three years. In tandem with approval of an energy efficiency program, the NJBPU approved a conservation incentive program (CIP) for ETG that eliminates the link between usage and margin, putting ETG in a stronger position to help customers manage their energy bills.

Regulatory Initiatives. SJG has filings pending before the New Jersey Board of Public Utilities (NJBPU) in support of infrastructure modernization and redundancy, described in greater detail below.
▪Infrastructure Modernization. In November 2020, SJG filed a request with the NJBPU for approval of an Infrastructure Investment Program (IIP) that would accelerate planned capital expenditures to enhance the delivery of safe, reliable, affordable natural gas, create jobs, and support the State’s environmental goals. Under the proposed five-year program, beginning in June 2021, SJG will invest approximately $742.5 million to replace 825 miles of aging steel mains and install excess flow valves on new service lines. These enhancements ensure the continued safety and reliability of SJG's system. A resolution of the filing is expected this summer.
▪Redundancy. SJG has submitted an engineering and route proposal to the NJBPU for approval to construct needed system upgrades in support of a planned 2.0+ Bcf liquefied natural gas (LNG) facility. Discussions with the NJBPU surrounding this important project continue to progress, with resolution expected before year end. We also continue to explore system alternatives that will allow for a secondary supply of gas needed to create reliability and resiliency for approximately 140,000 customers in Atlantic and Cape May counties.
Elizabethtown Gas
Performance. First quarter 2021 GAAP/economic earnings were $38.0 million compared with $36.8 million in 2020. Utility margin, as previously defined, increased $4.3 million primarily due to customer growth and colder weather. Total expenses increased $3.1 million, primarily reflecting higher operating and depreciation expenses.
Customer Growth. ETG added approximately 4,000 new customers over the last 12 months and now serves approximately 303,000 customers. ETG’s 1.4% customer growth rate has increased from its historic 0.9% rate, driven by increases in new construction and gas conversions from alternate fuels such as oil and propane.
Infrastructure Modernization. ETG's Infrastructure Investment Plan (IIP) authorizes investment of $300 million from 2019-2024 for important infrastructure upgrades including the replacement of up to 250 miles of cast iron and bare steel mains. Our investment of approximately $60 million from July 2019 to June 2020 was rolled into rates on October 1, 2020.
Energy Efficiency. In April, the NJBPU authorized expansion of ETG's energy efficiency programs for three years, beginning in July 2021, with proposed investments totaling $83 million. This program represents a commitment to the State’s climate priorities and advancing New Jersey’s clean energy goals in a manner that will benefit customers and the environment. The program is expected to result in more than $150 million in customer bill savings, over 400,000 tons in avoided CO2 emissions, and the creation of more than 1,800 jobs over three years.
NON-UTILITY
First quarter 2021 GAAP earnings were $16.2 million compared with $5.8 million in 2020. First quarter 2021 economic earnings were $16.1 million compared with $6.4 million in 2020.
Beginning this period, Non-Utility entities have been renamed to reflect SJI's assets and investments focused on Energy Management and Energy Production, along with Midstream.
Energy Management
Performance. Energy Management includes Wholesale Services (Fuel Management/Marketing) and Retail Services (Account Services/Energy Consulting). First quarter 2021 GAAP earnings were $13.7 million compared with $5.7 million in 2020. First quarter 2021 economic earnings were $13.9 million compared with $5.9 million in 2020.
▪Wholesale Services first quarter 2021 GAAP earnings were $13.1 million compared with $5.6 million in 2020. First quarter 2021 economic earnings were $13.3 million compared with $5.4 million in 2020, primarily reflecting improved asset optimization opportunities, as well as new fuel management contracts that became operational over the last 12 months.

▪Retail Services first quarter 2021 GAAP earnings were $0.6 million compared with $0.1 million in 2020. First quarter 2021 economic earnings were $0.6 million compared with $0.5 million in 2020, reflecting meter reading and appliance service contract fees, as well as contributions from Energy Consulting activities.
Energy Production
Performance. Energy Production primarily includes renewable (fuel cell/solar) and decarbonization (REV/RNG development) investments. First quarter 2021 GAAP earnings were $1.6 million compared with $(1.0) million in 2020. First quarter 2021 economic earnings were $1.1 million compared with $(0.7) million in 2020.
▪Renewables first quarter 2021 GAAP earnings were $1.1 million compared with $(1.0) million in 2020. First quarter 2021 economic earnings were $0.6 million compared with $(0.7) million in 2020, primarily reflecting income associated with fuel cell and solar investments over the last twelve months.
▪In December 2020, SJI acquired a minority interest in REV LNG, LLC (REV), along with the rights to develop anaerobic digesters at a portfolio of dairy farms to produce renewable natural gas. Decarbonization first quarter 2021 GAAP and economic earnings were $0.5 million, reflecting SJI's minority interest in REV.
Midstream
Performance. Midstream includes SJI's 20% equity interest in the PennEast Pipeline. First quarter 2021 economic earnings were $1.0 million compared with $1.2 million in 2020, reflecting Allowance for Funds Used During Construction related to the project. At this time, PennEast anticipates placing the Phase One facilities in service in 2022 and anticipates placing the Phase Two facilities in service in 2024, though the anticipated timeline may shift depending on a number of factors.
OTHER
Performance. Other entity includes interest on debt, including debt associated with past acquisitions. First quarter 2021 GAAP earnings were $(9.1) million compared with $(12.4) million in 2020. First quarter 2021 economic earnings were $(8.8) million compared with $(8.5) million in 2020, reflecting an increase in outstanding debt partially offset by debt repayments and refinancing.
Capital Expenditures and Cash Flow
For the three months ended March 31, 2021:
▪Net cash provided by operating activities was $198.5 million compared with $165.9 million in the prior year period, primarily reflecting rate relief at SJG, improved wholesale marketing results and customer growth.
▪Net cash used in investing activities was $112.3 million compared with $10.1 million in the prior year period, primarily reflecting $105.4 million in capital expenditures for utility infrastructure modernization and clean energy investments, and the sale of non-core assets in Q1 2020 for $104.2 million in total proceeds.
▪Net cash used in financing activities was $96.1 million compared with $152.2 million in the prior year period, primarily reflecting $427.6 million in debt repayments partially offset by $291.0 million in net long-term debt issuance and $40.3 million in net common equity issuance.
Balance Sheet
▪Equity-to-total capitalization was 34.0% at March 31, 2021 compared with 32.2% at December 31, 2020, reflecting equity financing and repayment of debt. Assuming conversion of mandatory convertible equity units and equity credit from rating agencies for long-duration debt, SJI's adjusted equity-to-total capitalization, a non-GAAP measure, was 41.6% at March 31, 2021 compared with 39.7% at December 31, 2020.

▪In March, S&P affirmed SJI, SJG and ETG credit ratings of BBB, with a raised outlook to stable from negative, following equity financing transactions. In February, Moody's affirmed SJG's A3 rating, with a raised outlook to stable from negative, citing among many factors SJG's positive rate case resolution in 2020 and steady improvement in financial metrics.
▪As of March 31, 2021, SJI had total credit facilities of $910 million, with $727 million of available borrowing capacity.
Dividends
On May 5th, SJI’s board of directors declared its regular dividend of $0.3025 per share for the second quarter of 2021. The dividend is payable July 2, 2021 to shareholders of record at the close of business on June 10, 2021. This is SJI's 70th consecutive year of paying dividends, reflecting the company's commitment to a consistent, sustainable dividend.
Virtual Investor Day Information
SJI will host a virtual Investor Day on May 6 at 10:00 a.m. ET. SJI's senior leadership team will discuss the Company's strategic value proposition and long-term financial growth targets, as well as first quarter 2021 earnings results. The video webcast of the virtual Investor Day, including a copy of the presentation, and a question and answer session, will be broadcast over the internet and can be accessed at https://www.sjindustries.com/investors/webcasts-presentations/2021#events. For those unable to listen to the webcast, an archived version will be available at the same location. To listen to the call or to ask questions during the meeting, please dial 1-877-270-2148 (Toll Free) or 1-412-902-6510 (International) approximately 5-10 minutes prior to the start time.
About SJI
SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers energy services to its customers through three primary subsidiaries. SJI Utilities, SJI’s regulated natural gas utility business, delivers safe, reliable, affordable natural gas to approximately 700,000 South Jersey Gas and Elizabethtown Gas customers in New Jersey. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.

Forward-Looking Statements and Risk Factors
This news release, including information incorporated by reference, contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, are forward-looking. This Quarterly Report uses words such as "anticipate," "believe," "expect," "estimate," "forecast," "goal," "intend," "objective," "plan," "project," "seek," "strategy," "target," "will" and similar expressions to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in SJI’s marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in SJI’s distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; changes in business strategies; and public health crises and epidemics or pandemics, such as a novel coronavirus (COVID-19). These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in this Quarterly Report, SJI’s and SJG's Annual Report on Form 10-K for the year ended December 31, 2020 and in any other SEC filings made by SJI or SJG during 2020 and 2021 and prior to the filing of this earnings release. Also refer to the additional risk factor described below:

Explanation of Non-GAAP Financial Measures

Management uses the non-GAAP financial measures of Economic Earnings and Economic Earnings per share when evaluating its results of operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of financial performance.

We define Economic Earnings as: Income from Continuing Operations, (i) less the change in unrealized gains and plus the change in unrealized losses on non-utility derivative transactions; (ii) less income and plus losses attributable to noncontrolling interest; and (iii) less the impact of transactions, contractual arrangements or other events where management believes period to period comparisons of SJI's operations could be difficult or potentially confusing. With respect to part (iii) of the definition of Economic Earnings, items excluded from Economic Earnings for the three months ended March 31, 2021 and 2020, are described in (A)-(D) in the table below.

Economic Earnings is a significant financial measure used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, as well as the impact of contractual arrangements and other events that management believes make period to period comparisons of SJI's operations difficult or potentially confusing. Management uses Economic Earnings to manage its business and to determine such items as incentive/compensation arrangements and allocation of resources. Specifically regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative-related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. We believe that considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share (in thousands, except per share data):

	Three Months Ended March 31,
	2021	2020
Income from Continuing Operations	$128,798	$101,100
Minus/Plus:
Unrealized Mark-to-Market Losses on Derivatives	44	4,322
Income Attributable to Noncontrolling Interest	(129)	—
Acquisition/Sale Net Costs (A)	267	1,361
Other Costs (B)	—	147
Income Taxes (C)	(86)	(1,305)
Additional Tax Adjustments (D)	—	1,214
Economic Earnings	$128,894	$106,839

Earnings per Share from Continuing Operations	$1.26	$1.09
Minus/Plus:
Unrealized Mark-to-Market Losses on Derivatives	—	0.05
Acquisition/Sale Net Costs (A)	—	0.01
Income Taxes (C)	—	(0.01)
Additional Tax Adjustments (D)	—	0.01
Economic Earnings per Share	$1.26	$1.15

(A) Represents the final working capital payment on the sale of ELK, which was finalized during the three months ended March 31, 2021. Also represents items recognized during the three months ended March 31, 2020 such as costs incurred to prepare to exit the TSA, and gains/losses recognized and costs incurred on the sale of solar assets as well as MTF/ACB.

(B) Represents severance and other employee separation costs, along with costs incurred to cease operations at three landfill gas-to-energy production facilities.

(C) The income taxes were determined using a combined average statutory tax rate.

(D) Represents a one-time tax adjustment in 2020 resulting from the BPU's approval of a stipulation for SJG.

Summary of Utility Margin
The following tables summarize Utility Margin for the three months ended March 31, 2021 and 2020 for SJG and ETG (in thousands):

SJG:

	Three Months Ended March 31,
	2021	2020
Utility Margin:
Residential	$119,974	$83,099
Commercial and Industrial	41,022	31,431
Cogeneration and Electric Generation	1,249	1,280
Interruptible	65	26
Off-System Sales & Capacity Release	737	785
Other Revenues	243	203
Margin Before Weather Normalization & Decoupling	163,290	116,824
CIP Mechanism	(763)	28,910
EET Mechanism	1,454	1,584
Utility Margin**	$163,981	$147,318

ETG:

	Three Months Ended March 31,
	2021	2020
Utility Margin:
Residential	$65,981	$57,433
Commercial & Industrial	33,057	27,912
Regulatory Rider Expenses*	(10,048)	(606)
Utility Margin**	$88,990	$84,739

*Represents pass-through expenses for which there is a corresponding credit in operating revenues.  Therefore, such recoveries have no impact on financial results.

**Utility Margin is a non-GAAP financial measure and is further defined above. The definition of Utility Margin is the same for SJG and ETG gas utility operations.

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Thousands Except for Per Share Data)

	Three Months Ended March 31,
	2021	2020
Operating Revenues:
Utility	$402,616	$386,881
Nonutility	271,684	147,231
Total Operating Revenues	674,300	534,112
Operating Expenses:
Cost of Sales - (Excluding depreciation and amortization)
- Utility	126,513	135,326
- Nonutility	245,061	130,742
Operations and Maintenance	70,103	71,951
Depreciation	31,812	26,469
Energy and Other Taxes	3,983	3,862
Total Operating Expenses	477,472	368,350
Operating Income	196,828	165,762

Other Income and Expense	2,068	(1,147)
Interest Charges	(31,459)	(32,536)
Income Before Income Taxes	167,437	132,079
Income Taxes	(41,769)	(33,370)
Equity in Earnings of Affiliated Companies	3,130	2,391
Income from Continuing Operations	128,798	101,100
Loss from Discontinued Operations - (Net of tax benefit)	(71)	(59)
Net Income	128,727	101,041
Less: Income Attributable to Noncontrolling Interest	129	—
Net Income Attributable to South Jersey Industries, Inc.	$128,598	$101,041

Basic Earnings Per Common Share:
Continuing Operations	$1.28	$1.09
Discontinued Operations	—	—
Net Income	1.28	1.09
Less: Income Attributable to Noncontrolling Interest	—	—
Net Income Attributable to South Jersey Industries, Inc.	$1.28	$1.09

Average Shares of Common Stock Outstanding - Basic	100,845	92,445

Diluted Earnings Per Common Share:
Continuing Operations	$1.26	$1.09
Discontinued Operations	—	—
Net Income	1.26	1.09
Less: Income Attributable to Noncontrolling Interest	—	—
Net Income Attributable to South Jersey Industries, Inc.	$1.26	$1.09

Average Shares of Common Stock Outstanding - Diluted	101,937	92,556

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Thousands)

	Three Months Ended March 31,
	2021	2020
Net Cash Provided by Operating Activities	$198,463	$165,898

Cash Flows from Investing Activities:
Capital Expenditures	(105,380)	(113,671)
Proceeds from Business Dispositions and Sale of Property, Plant & Equipment	—	104,275
Investment in Contract Receivables	(6,166)	(7,402)
Proceeds from Contract Receivables	3,370	4,665
Investment in Affiliates	(196)	(502)
Net Repayment of Notes Receivable - Affiliates	311	2,580
Acquisition/Divestiture Working Capital Settlement	(267)	—
Other	(4,000)	—

Net Cash Used in Investing Activities	(112,328)	(10,055)

Cash Flows from Financing Activities:
Net Repayments of Short-Term Credit Facilities	(425,100)	(151,400)
Proceeds from Issuance of Long-Term Debt	300,000	—
Principal Repayments of Long-Term Debt	(2,500)	—
Payments for Issuance of Long-Term Debt	(9,108)	(791)
Proceeds from Sale of Common Stock	42,272	—
Payments for the Issuance of Common Stock	(1,662)	—

Net Cash Used in Financing Activities	(96,098)	(152,191)

Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(9,963)	3,652
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	41,831	28,381

Cash, Cash Equivalents and Restricted Cash at End of Period	$31,868	$32,033

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Thousands)

	March 31, 2021	December 31, 2020
Assets
Property, Plant and Equipment:
Utility Plant, at original cost	$5,350,943	$5,265,661
Accumulated Depreciation	(940,177)	(914,122)
Nonutility Property and Equipment, at cost	149,606	147,764
Accumulated Depreciation	(35,374)	(35,069)

Property, Plant and Equipment - Net	4,524,998	4,464,234

Investments:
Available-for-Sale Securities	32	32
Restricted	1,482	7,786
Investment in Affiliates	112,936	106,230

Total Investments	114,450	114,048

Current Assets:
Cash and Cash Equivalents	30,386	34,045
Accounts Receivable	327,832	278,723
Unbilled Revenues	68,155	85,423
Provision for Uncollectibles	(35,855)	(30,582)
Notes Receivable - Affiliate	2,536	2,847
Natural Gas in Storage, average cost	18,800	39,440
Materials and Supplies, average cost	1,749	2,561
Prepaid Taxes	13,623	23,851
Derivatives - Energy Related Assets	38,541	41,439
Other Prepayments and Current Assets	23,148	29,081

Total Current Assets	488,915	506,828

Regulatory and Other Noncurrent Assets:
Regulatory Assets	650,710	673,992
Derivatives - Energy Related Assets	16,084	6,935
Notes Receivable - Affiliate	30,835	31,073
Contract Receivables	43,934	41,428
Goodwill	706,960	706,960
Other	137,622	143,650

Total Regulatory and Other Noncurrent Assets	1,586,145	1,604,038

Total Assets	$6,714,508	$6,689,148

	March 31, 2021	December 31, 2020
Capitalization and Liabilities
Equity:
Common Stock	$128,215	$125,740
Premium on Common Stock	1,193,552	1,218,000
Treasury Stock (at par)	(264)	(321)
Accumulated Other Comprehensive Loss	(38,208)	(38,216)
Retained Earnings	453,823	355,678
Total South Jersey Industries, Inc. Equity	1,737,118	1,660,881
Noncontrolling Interest	6,124	5,995
Total Equity	1,743,242	1,666,876

Long-Term Debt	3,063,394	2,776,400

Total Capitalization	4,806,636	4,443,276

Current Liabilities:
Notes Payable	171,300	596,400
Current Portion of Long-Term Debt	142,801	142,801
Accounts Payable	218,078	256,589
Customer Deposits and Credit Balances	29,039	35,899
Environmental Remediation Costs	47,803	45,265
Taxes Accrued	14,560	6,025
Derivatives - Energy Related Liabilities	21,837	27,006
Deferred Contract Revenues	514	479
Derivatives - Other Current	502	659
Dividends Payable	30,453	—
Interest Accrued	31,664	21,140
Pension Benefits	3,704	3,704
Other Current Liabilities	40,444	27,665

Total Current Liabilities	752,699	1,163,632

Deferred Credits and Other Noncurrent Liabilities:
Deferred Income Taxes - Net	188,800	149,534
Pension and Other Postretirement Benefits	132,199	135,023
Environmental Remediation Costs	139,954	148,310
Asset Retirement Obligations	203,539	202,092
Derivatives - Energy Related Liabilities	11,818	4,947
Derivatives - Other Noncurrent	6,939	9,279
Regulatory Liabilities	418,089	420,577
Other	53,835	12,478

Total Deferred Credits and Other Noncurrent Liabilities	1,155,173	1,082,240

Commitments and Contingencies (Note 11)

Total Capitalization and Liabilities	$6,714,508	$6,689,148